Exhibit 99.1

August 21, 2017

Dear Shareholders:

We are pleased to report to you another successful quarter of growth and development for your company.  Uwharrie Capital Corp and its subsidiaries reported total assets of $586 million as of June 30, 2017.  This is an increase of 11.5% over the $525 million reported as of June 30, 2016.  Total deposits grew $60 million or 13%, for the same twelve-month period ending June 30, 2017, for a total of $522 million.  The growth in our deposits allowed us to fund an improving demand for loans, which also showed good growth, ending June 30, 2017, with a balance of $356 million, reﬂecting a 7.1% growth over the $333 million in loans outstanding reported as of June 30, 2016.

This momentum in both deposit and loan growth, along with interest rate increases coming from the Federal Reserve, was the primary contributor to greater earnings on a recurring operating basis.  Earnings for the second quarter ending June 30, 2017, of $632 thousand are slightly less than the $710 thousand reported second quarter 2016.  Earnings year-to-date have improved.  For the six-month period ending June 30, 2017, earnings were $1.25 million as compared to $1.22 million reported for the six months ending June 30, 2016.  Here is the rest of the story: the earnings reported for the ﬁrst six months of 2016 included one-time security gains of $542 thousand. As stated previously, 2017 earnings-to-date reﬂect a stronger level of recurring earnings reported, as 2017 earnings are all from operations.

All of our key performance measurements are moving in the right direction. Asset quality continues to improve, and progress is being made on our ﬁrst full-service banking ofﬁce in Mecklenburg County. Uwharrie Bank Mortgage and Uwharrie Investment Advisors, as key contributors to our fee based strategy, continue to make progress toward adding diversiﬁcation to our earnings base while permitting us to take a holistic approach in meeting the needs of our customers.  The value proposition that we bring to our community is being realized and better reﬂected in our stock price.   Uwharrie Capital Corp common stock traded on the Over-The-Counter Market on June 30, 2017, at $5.40, up from the $5.28 price traded on March 31, 2017.  The outlook for the economy near-term is still good, although not robust. We are conﬁdent we will be in an environment that will support continued progress toward our strategic long-term goals, as we go into the second half of 2017.

We hope you are pleased with the progress that has been made the ﬁrst half of 2017.  Please remember to refer your friends and neighbors to your company as customers and shareholders.  We are more than just a good investment; we are a good investment in our communities. Working together, we can build strong local economies and improve the quality of our lives … We can make a difference. Thank you for your continued support.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick	/s/ Brendan P. Duffey
President and Chief Executive Officer	Chief Operating Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may," ”could," ”should,” “would,” “believe," ”anticipate," "estimate," "expect," “intend,” ”plan,” ”projects," ”outlook," or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	June 30,	June 30,
(Amounts in thousands except share and per share data)	2017	2016

Assets
Cash and due from banks	$8,368	$6,207
Interest-earning deposits with banks	68,539	44,914
Securities available for sale	102,209	93,023
Securities held to maturity (fair value $11,863 and $12,444, respectively)	11,780	12,145
Loans held for sale	3,112	2,270
Loans held for investment	353,179	330,295
Less: Allowance for loan losses	2,551	2,706
Net loans held for investment	350,628	327,589
Interest receivable	1,603	1,473
Premises and equipment, net	14,051	14,477
Restricted stock	1,068	1,052
Bank-owned life insurance	8,481	6,820
Other real estate owned	2,801	4,356
Other assets	12,957	10,925
Total assets	$585,597	$525,251

Liabilities
Deposits:
Demand, noninterest-bearing	$122,003	$106,071
Interest checking and money market accounts	285,731	243,999
Savings accounts	45,428	42,287
Time deposits, $250,000 and over	11,490	7,033
Other time deposits	57,468	62,679
Total deposits	522,120	462,069
Interest payable	149	153
Short-term borrowed funds	1,454	1,931
Long-term debt	9,534	9,540
Other liabilities	7,656	6,766
Total liabilities	540,913	480,459

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
6,979,244 and 6,972,154 shares, respectively.
Book value per share $4.88 in 2017 and $4.81 in 2016 (1)	8,724	8,715
Additional paid-in capital	12,263	12,273
Undivided profits	13,822	12,818
Accumulated other comprehensive income (loss)	(761)	376
Total Uwharrie Capital Corp shareholders' equity	34,048	34,182
Noncontrolling interest	10,636	10,610
Total shareholders' equity	44,684	44,792
Total liabilities and shareholders' equity	$585,597	$525,251

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2% stock dividend in 2016.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in thousands except share and per share data)	2017	2016	2017	2016

Interest Income
Interest and fees on loans	$4,132	$3,897	$8,122	$7,795
Interest on investment securities	507	449	1,016	899
Interest-earning deposits with banks and federal funds sold	158	70	262	158
Total interest income	4,797	4,416	9,400	8,852

Interest Expense
Interest paid on deposits	175	182	329	396
Interest paid on borrowed funds	143	145	285	302
Total interest expense	318	327	614	698

Net Interest Income	4,479	4,089	8,786	8,154
Provision for (recovery of) loan losses	(114)	(112)	(173)	(170)
Net interest income after provision (recovery of)
for loan losses	4,593	4,201	8,959	8,324

Noninterest Income
Service charges on deposit accounts	286	289	575	595
Other service fees and commissions	1,006	1,147	2,203	2,275
Gain (loss) on sale of securities	-	337	-	542
Income from mortgage loan sales	878	958	1,749	1,658
Other income	66	128	352	270
Total noninterest income	2,236	2,859	4,879	5,340

Noninterest Expense
Salaries and employee benefits	3,642	3,603	7,340	7,166
Occupancy expense	307	266	611	523
Equipment expense	148	160	300	329
Data processing	178	188	360	368
Other operating expenses	1,609	1,789	3,408	3,541
Total noninterest expense	5,884	6,006	12,019	11,927

Income before income taxes	945	1,054	1,819	1,737
Provision for income taxes	313	344	570	517
Net Income	$632	$710	$1,249	$1,220

Consolidated net income	$632	$710	$1,249	$1,220
Less: Net income attributable to noncontrolling interest	(148)	(148)	(294)	(295)
Net income attributable to Uwharrie Capital	484	562	955	925
Dividends - preferred stock	-	-	-	-
Net income available to common shareholders	$484	$562	$955	$925
Net Income Per Common Share (1)
Basic	$0.07	$0.08	$0.14	$0.13
Assuming dilution	$0.07	$0.08	$0.14	$0.13
Weighted Average Common Shares Outstanding (1)
Basic	7,001,216	7,117,490	7,023,032	7,120,083
Assuming dilution	7,001,541	7,117,490	7,023,513	7,120,083

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